Exhibit 10.3(c)

LYONDELL CHEMICAL COMPANY

EXECUTIVE MEDICAL PLAN

(Amended and restated effective January 1, 2009)

7.2	Privacy and Security Rules	15
7.3	Access to PHI	16
7.4	Noncompliance	17
7.5	Separation Between Plan and Plan Sponsor	17

ARTICLE VIII MISCELLANEOUS PROVISIONS		19
8.1	No Guarantee of Employment	19
8.2	Controlling Law	19
8.3	Invalidity of Particular Provisions	19
8.4	No Vested Right to Benefits	19
8.5	Non-Alienation of Benefits	19
8.6	Payments in Satisfaction of Claims	19
8.7	Payments Due Minor and Incompetents	20
8.8	No Guarantee of Tax Consequences	20
8.9	Indemnification of Plan, Company and/or Participating Employers	20
8.10	Acceptance of Terms of Plan	20
8.11	Evidences of Action by the Company and/or Participating Employers	20
8.12	Clerical Error	20
8.13	Limitation of Rights	21
8.14	Information to be Furnished	21
8.15	Statements	21
8.16	Waiver or Estoppel	21
8.17	Legal Proceedings	21
8.18	Time Limitation	21
8.19	Unknown Whereabouts	21
8.20	Health Care Responsibilities	22
8.21	Abuse of Coverage	22
8.22	Preemption of State Law	22

LYONDELL CHEMICAL COMPANY

EXECUTIVE MEDICAL PLAN

(As Amended and Restated effective January 1, 2009)

RECITALS

WHEREAS, Lyondell Chemical Company has previously established the Lyondell Chemical Company Executive Medical Plan (the “Plan”) in order to provide medical benefits to a select group of employees of the Company and its subsidiaries and affiliates (the “Participating Employers”); and,

WHEREAS, the Company desires to amend and restate the Plan, effective as of January 1, 2009, intending thereby to restrict continued eligibility for benefits hereunder only to certain former employees, as well as certain dependents of such former employees, whose employment contracts provide that the Company and/or the Participating Employers extend eligibility for Plan participation to such former employees and/or dependents on and after January 1, 2009, subject to the terms of such contracts.

NOW, THEREFORE, the Company, having reserved the right to amend the Plan, hereby amends and restates the Plan to read as follows, from and after January 1, 2009:

ARTICLE I

INTRODUCTION

1.1 Purpose of the Plan: The purpose of the Plan is to provide for the payment or reimbursement of all or a portion of covered medical expenses incurred by Participants while covered under the Plan. This Plan and its accompanying appendices will be the sole documents used in determining Plan Benefits for which Participants may be eligible, and these documents may be amended or terminated at any time in accordance with the procedures listed herein. Any amendment or termination so made shall be binding on all persons affected by such.

1.2 Status of the Plan: This Plan is intended to qualify as a “medical care plan” under Sections 105 and 106 of the Code, and a “group health plan” and “employee welfare benefit plan” under ERISA and HIPAA, and is therefore to be interpreted in a manner consistent with the requirements of the Code, ERISA and HIPAA. Except to the extent provided herein, nothing in the Plan shall be construed to affect the provisions of any other plan of benefits maintained by the Company.

1.3 Scope of the Plan and Relationship to the Insurance Contracts: The Plan may be funded by Insurance Contracts, Trusts, Participant contributions, the general assets of the Company or any combination thereof. If any Plan Benefits are provided through Insurance Contracts, such contracts will be included as appendices to this Plan document, thereby forming a part of this Plan document for all purposes, and no Benefits shall be payable through such Insurance Contracts unless the Insurer reasonably determines the claimant is entitled to them, subject to the other terms as stated herein. Should eligibility provisions contained in the Participation Agreements conflict with the terms of an applicable Insurance Contract or Summary Plan Description, such eligibility terms in the Participation Agreements shall control. Notwithstanding the above, on no account shall a separate bank account, if any, established by a Participating Employer to fund its Plan obligations be considered owned by or an asset of the Plan, nor shall such fund be considered a Trust, unless a Trust Agreement is entered into by the Company assigning both such designations thereto.

1.4 Applicable Laws: The Company intends this Plan to comply with all applicable laws and their regulations, as amended. To the extent that any provision in this Plan must be interpreted or construed, the Plan Administrator and/or the Insurer, as applicable, shall have the authority, both jointly and severally, to exercise such discretion in both a non-arbitrary and non-capricious manner, and the Plan shall be interpreted or construed in such a manner as is necessary for the Plan to be in compliance with all applicable laws.

1.5 Participating Employers: It is contemplated that affiliated companies of the Company shall be Participating Employers in all or a portion of the Plan. By its participation in any portion of the Plan, each Participating Employer (a) acknowledges the appointment and power of the Plan Administrator, (b) agrees to the Plan’s terms, including, but not limited to, a Participating Employer’s funding obligations to the Plan, and (c) authorizes and designates the Company and the Plan Administrator as the agents of the Participating Employer to act in all transactions affecting the continued operation of the Plan. The Company in its discretion may terminate a Participating Employer’s Plan participation at any time for any reason by giving reasonable notice of such termination to the Participating Employer.

ARTICLE II

DEFINITIONS

2.1 Definition: Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

Administrative Services Providers means any individual or entity operating under an agreement to provide administrative services with respect to any Benefits offered hereunder.

Beneficiary means any person entitled to receive Benefit payments from the Plan.

Benefits mean the amounts payable under the terms of this Plan document and/or Summary Plan Description (as may be limited or further described in an Insurance Contract applicable hereto).

COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, and its regulations, as amended.

Code means the Internal Revenue Code of 1986, and regulations promulgated thereunder, both as currently in existence or hereafter amended.

Company means Lyondell Chemical Company and any successor company. References to the Company herein shall include, where applicable and unless the context indicates otherwise, any Participating Employer.

Coverage Option means the medical coverage options listed in the Summary Plan Description, if any.

Eligible Dependent means an individual who is a dependent of an Eligible Employee and meets the eligibility requirements for Plan Participation as stated in either the Plan or the Participation Agreement applicable to such individual.

Eligible Employee means a current or former employee of a Participating Employer whose eligibility for Plan coverage is established pursuant to a Participation Agreement.

ERISA means the Eligible Employee Retirement Income Security Act of 1974, and its regulations, as amended.

HIPAA means the Health Insurance Portability and Accountability Act of 1996 and its regulations, as amended.

HMO means a health maintenance organization properly licensed as such. Contracts with an Insurer establishing an HMO as a Coverage Option will be considered Insurance Contracts.

Insurance Contract means a group insurance policy issued by an Insurer to fund the Benefits provided by the Plan. A copy of the current Insurance Contracts shall be attached hereto as Appendix B, and such appendix shall be considered updated concurrently with any changes to such Insurance Contracts.

Insurer means any entity which issued the Insurance Contracts from which Plan Benefits are funded, either in part or in total.

Leave of Absence means a period of absence from Active Work, whether paid or unpaid, as approved by a Participating Employer in compliance with the Participating Employer’s Leave of Absence policies and procedures.

Participant means each person participating in the Plan pursuant to a Participation Agreement or the terms of the Plan.

Participating Employer means, individually, the Company and any successor company, together with any subsidiary or affiliate of Lyondell Chemical Company that participates in the Plan.

Participation Agreement means an agreement prior to January 1, 2009 between any individual and a Participating Employer which contains contractual terms permitting coverage in an executive medical plan sponsored by the Company or a Participating Employer, and which terms have not been terminated by the Company and/or a Participating Employer.

Plan means the Lyondell Chemical Company Executive Medical Plan, as set forth herein and as may be hereafter amended from time to time.

Plan Administrator means the person, committee or other entity designated by the Board of Directors of the Company to oversee the general administration of the Plan, or, if none is so designated, the Company.

PPO means a preferred provider organization which organizes the provision of health care services through individual contracts with PPO Providers.

PPO Provider means a health care practitioner which has contracted with a PPO to provide medical services to Participants for a discounted rate of payment.

Qualified Medical Child Support Order (QMCSO) means a medical child support order which satisfies the requirements of ERISA Section 609(a)(2). A National Medical Support Notice promulgated pursuant to Section 401(b) of the Child Support Performance and Incentive Act of 1998 shall also be considered a QMCSO hereunder if such notice does not require the Plan to provide any form of coverage not otherwise provided under this Plan, except to the extent necessary to meet the requirements of a law relating to medical child support described in Section 1908 of the Social Security Act.

Summary Plan Description means this Plan’s summary plan description, which may or may not be combined with the summary plan description of other plans and/or Plans maintained by the Company, as it currently exists or is hereafter amended. A copy of the current Summary Plan Description shall be attached hereto as Appendix A, and such appendix shall be considered updated concurrently with any changes to such Summary Plan Description.

Trust means the account(s), if any, created by a Trust Agreement(s) established by the Plan Administrator and/or the Company on behalf of the Plan.

Trust Agreement(s) means the written document(s) entered into by the Company or the Plan to establish a Trust, if any is so established.

USERRA Leave means a Leave of Absence taken by an Eligible Employee pursuant to and contemplated by the Uniformed Services Employment and Reemployment Rights Act of 1994 and its regulations, as amended from time to time (“USERRA”).

ARTICLE III

ELIGIBILITY

3.1 Participation: Participation in the Plan shall be restricted only to those Eligible Employees and Eligible Dependents whose eligibility to participate in the Plan is set forth in a Participation Agreement, or is established subject to applicable law. Additional requirements for participation shall be determined by the Company and incorporated into the Summary Plan Description or otherwise communicated to Participants in a manner consistent with applicable law. As well, this Plan may offer different Coverage Options to different Participants, subject to the terms of the applicable Participation Agreements. Eligibility for Benefits shall terminate consistent with the requirements of the Participation Agreements, the Plan or other termination of coverage caused either through termination or amendment of the Plan.

3.2 Enrollment Without Regard to Medicaid Eligibility: Contrary Plan provisions notwithstanding, the Plan shall adopt enrollment policies without regard to whether an Eligible Employee is eligible for or is provided medical assistance under a state plan for medical assistance approved under title XIX of the Social Security Act, but only to the extent the Plan is subject to such mandate by law.

3.3 Participant Contributions: The amount and frequency of contributions required from a Participant in order to participate in the Plan, if any, shall be determined by the Company and shall be communicated to Participants in a manner which complies with applicable law. Further, the amount and/or frequency of Participants’ contributions shall be subject to change by and in the sole discretion of the Company, and Participants shall be advised of any such change in the time and manner required by applicable law.

3.4 Right to Information: The Plan, the Plan Administrator, the Company, an Insurer, and/or their designees have the right to obtain, receive and release all information in order to administer the Benefits. As a precondition to receiving Benefits, an individual claiming Benefits hereunder (or their Beneficiary, if applicable) is required to furnish to the Plan, the Plan Administrator, Administrative Services Providers or Insurers, and/or their designees, all information they may deem necessary, in their discretion, for the proper administration of the Plan, which may include but is not limited to, all information regarding the medical condition of the Participant for which Benefits are to be, are being or have been paid.

3.5 Right of Recovery. If Benefit payments have been made by the Plan (including, but not limited to, payments made by an Insurer) in excess of the maximum amount payable under the terms of the Plan, the Plan’s designated representative (including, but not limited to, the applicable Insurer) has the right to recover the excess amount paid on behalf of the Plan or themselves, as applicable. The Plan shall have the right to recover such excess Benefit payment(s) from any entity in possession thereof. If any entities shall fail or refuse to return any overpayments to the Plan, the Plan Administrator and/or Insurer shall have a right to initiate legal action in whatever form against such entities, terminate all eligibility to future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim(s), and/or offset all future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim(s) until the amount of overpayment is recovered.

3.6 Underpayments. If Benefit payments which should have been made by the Plan are either not made or are made by any other plans, the Plan shall have the right to make the proper Benefit payment either to the claimant or to the organization(s) or plans which made such Benefit payments. Such payments shall be considered as Benefits paid under this Plan and shall operate to fully discharge the Plan, an Insurer, an Administrative Services Provider and/or the Company, as applicable, from liability to the extent of such payment.

3.7 Transfer of Employment. Transfer of employment between and among different Participating Employers and the locations of each, as long as the Participating Employer chooses to include such location in its participation in the Plan, shall not be considered a termination of eligibility hereunder, unless the Participation Agreement specifies otherwise.

ARTICLE IV

CONTINUANCE OF COVERAGE

4.1 COBRA: For coverage continuation rights of “qualified beneficiaries”, as defined by COBRA, the Plan shall be operated and administered in compliance with COBRA. All notices required under COBRA shall be provided to Participants pursuant to applicable law. Furthermore, a description of a Participant’s COBRA rights and responsibilities shall be included in the Summary Plan Description.

4.2 FMLA Leave: Contrary Plan provisions notwithstanding, the Plan shall provide for, to the extent required by the FMLA, continuation and reinstatement of coverage for Participants upon an Eligible Employee’s FMLA Leave, and as long as the Eligible Employee complies with the requirements imposed upon him/her under the FMLA as a condition to such rights.

4.3 USERRA Leaves: Contrary Plan provisions notwithstanding, the Plan shall at a minimum provide for, to the extent required by USERRA, continuation of coverage and reinstatement of coverage for Participants upon an Eligible Employee’s USERRA Leave, and as long as the Eligible Employee complies with the requirements imposed upon him/her under USERRA.

4.4 QMCSOs: Contrary Plan provisions notwithstanding, this Plan shall provide Benefits and coverage in accordance with the applicable requirements of a QMCSO, and the Plan Administrator and/or any Insurer, as applicable, shall establish written rules and procedures regarding compliance with such orders and provide copies of same to Participants, as required by applicable law.

ARTICLE V

BENEFITS

5.1 Amount and Type of Benefits: The only Benefits provided under this Plan are those described in the Insurance Contracts and/or the Summary Plan Description, and a Participant shall be eligible for such Benefits subject to such conditions as are provided in the Insurance Contracts or Summary Plan Description, as applicable, or, where inconsistent, as provided for herein. For the provision of Benefits hereunder the Company and/or the Plan Administrator shall have the authority to contract with an Insurer, an HMO, a PPO, a prescription benefits manager and/or any similar association or grouping of health care providers, either organized by an Insurer or any other entity.

5.2 Coverage Options: The terms and conditions of each Coverage Option shall be described in the Insurance Contract and/or Summary Plan Description applicable to such Coverage Option, or otherwise communicated to Participants in compliance with applicable law, and Benefits offered to each Participant shall depend on the Coverage Option selected by or for that Participant. There shall be no requirement on any Participating Employer, Insurer or any other entity that all Coverage Options be offered to all Participants. The covered Eligible Dependents of an Eligible Employee must be covered under the same Coverage Option as the Eligible Employee, unless such Eligible Dependents participate in the Plan as individually covered COBRA continuees or as otherwise permitted in the Summary Plan Description applicable to such Coverage Option.

5.3 Benefits Payable: Benefits are payable to the Participant whose covered medical care is the basis of a claim under the Plan. A Participant shall have only an unsecured contract right to receive Benefits (or to have Benefits paid on his behalf) from the Plan. Whenever a Participant assigns Benefits to a medical provider, or when the Company and/or the Plan contracts with a PPO or HMO, payment of Benefits may be made directly to the medical provider and/or to the applicable PPO Provider or HMO.

5.4 Presenting Claims for Benefits: Any person claiming Benefits under this Plan shall make such claim in accordance with the provisions of the Summary Plan Description and/or Insurance Contracts, and all such claims shall be subject to, and processed by the Administrative Services Provider, Plan Administrator or Insurer, as applicable, in accordance therewith. All claims procedures adopted by the Plan Administrator, Administrative Services Provider and Insurer shall be compliant with applicable law.

(a) Each Coverage Option may have different requirements for filing claims and appealing denials of claims. All such requirements shall be included in the Summary Plan Description or otherwise communicated to Participants in accordance with applicable law.

(b) Participants may file claims and appeal adverse claim decisions either themselves or through an authorized representative. An “authorized representative” shall mean a person the Participant authorizes, in writing to the Plan, to act on the Participant’s behalf. The Plan will also recognize a court order giving a person authority to submit claims on the Participant’s behalf.

(c) If the Participant’s claims and/or appeals are denied in whole or in part, a written notice of the denial shall be sent to the Participant, which notice must comply with applicable law.

(d) A reduction or termination of a right to receive Benefits will be treated as a claim denial, to the extent required by applicable law.

5.5 Administrator Authority to Make Final Binding Decisions: The Plan Administrator, the Administrative Services Providers and the Insurer, as applicable, shall administer the Plan in accordance with its terms. The Plan Administrator shall have discretionary authority to the maximum extent allowed by applicable law to construe and interpret the terms and provisions of the Plan, to make determinations regarding issues which relate to eligibility for Benefits, to decide disputes which may arise relative to a Participant’s rights, and to decide questions of Plan interpretation and those of fact relating to the Plan (including the right to remedy possible ambiguities, inconsistencies or omissions). The decisions of the Plan Administrator will be final and binding on all interested parties. While the Plan Administrator has full discretion and authority to finally grant or deny Benefits under the Plan, the Company and/or the Plan Administrator may delegate such fiduciary authority by contract to an Administrative Services Provider and/or an Insurer to make binding decisions regarding claims for Benefits and the appeals of such claims. If the Company and/or the Plan Administrator so delegate such authority, the determination of the applicable Administrative Services Provider and/or Insurer on appeal will be final and binding, and such entity shall be considered a fiduciary of the Plan when rendering such decisions. Notwithstanding anything else contained herein, no entity other than the Company may act to expand the Benefits or classes of eligibility described herein or in the Summary Plan Description.

5.6 Payment of Benefits: Any Benefit payment made by the Plan in accordance with the Plan’s provisions shall fully discharge the Plan, the Company, any Participating Employer, the Insurer, the Plan Administrator and any other Plan fiduciary to the extent of such payment.

5.7 Incapacitated Participants: If the Plan Administrator, Administrative Services Provider and/or Insurer, as applicable, determines that any Participant is legally incapable of giving a valid receipt for any payment due to him/her, and no guardian for this individual has been appointed, such payment may be made to the individual or individuals who, in the professional judgment of the applicable claims processor, has assumed the care and principal support of the incapable Participant, and any payment made by the Plan in accordance with this provision shall fully discharge the Participating Employers, the Plan, the Plan Administrator, the Insurer(s) and/or the Administrative Services Provider(s), all as may be applicable, from liability to the extent of such payment.

5.8 Payments After Death of a Participant: If a Participant dies before all amounts due and payable to him/her have been paid, such amounts shall be paid or provided to the Participant’s Beneficiary(ies) designated under the LyondellBasell Non-Represented Eligible Employee Life and Accidental Death & Dismemberment Plan or, if none is so designated, to the Participant’s estate through its executor. This provision shall not apply to payments which the Participant or his/her authorized representative has assigned to a medical provider. Any payment made by the Plan in accordance with this provision shall fully discharge the Participating Employers, the Plan, the Plan Administrator, the Insurer(s) and/or the Administrative Services Provider(s), all as may be applicable, from liability to the extent of such payment.

5.9 Coordination of Benefits: The Plan shall contain procedures for coordination with other plans, whether group, individual, state or federal, which also provide Benefits similar in nature to those provided by this Plan. Such coordination procedures shall be compliant with all applicable federal laws and shall be described in the Plan’s Summary Plan Description or otherwise communicated to Participants in compliance with applicable law.

5.10 Right to Receive and Release Necessary Information: The Plan, Plan Administrator, an Administrative Services Provider, an Insurer, a Participating Employer and/or their designees have the right to obtain, receive and release all information in order to administer the Benefits. As a precondition to receiving Benefits, an individual claiming Benefits hereunder (or their Beneficiary, if applicable) is required to furnish to the Plan, Plan Administrator, the applicable Administrative Services Provider, Insurer, Participating Employer and/or their designees all information such may deem necessary, in their discretion, for the proper administration of the Plan, which includes but is not limited to, all information regarding the dental condition of the Participant for which Benefits are to be, are being or have been paid.

5.11 Right of Recovery: If Benefit payments have been made by the Plan (including, but not limited to, payments made by an Insurer) in excess of the maximum amount payable under the terms of the Plan, the Plan’s designated representative (including, but not limited to, the applicable Insurer) has the right to recover the excess amount paid on behalf of the Plan or themselves, as applicable. The Plan shall have the right to recover the excess Benefit from any entity in possession thereof. If any entities shall fail or refuse to return any overpayments to the Plan, the Plan and/or Insurer shall have a right to initiate legal action in whatever form against such entities, terminate all eligibility to future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim, and/or offset all future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim until the amount of overpayment is recovered.

5.12 Underpayments: If payments which should have been made under the provisions of this Plan are made under any other plans, the Plan shall have the right to pay over to the organization(s) making such payments the amount which should have been paid under this Plan. The payment shall be considered as Benefits paid under this Plan and any payment made by the Plan in accordance with this provision shall fully discharge the Participating Employers, the Plan, the Plan Administrator, the Insurer(s) and/or the Administrative Services Provider(s), all as may be applicable, from liability to the extent of such payment.

5.13 Disclosure of Medical Records: By electing coverage under this Plan, the Plan and its designated representatives (including, but not limited to, the applicable Insurer) may receive and disclose a Participant’s medical information in connection with the treatment provided to Participants, the payment of Benefits and the operation of this Plan. Election of coverage under the Plan will constitute the Participant’s consent to the Plan’s use of records for this purpose. This Section shall be subject to the provisions of Article VII herein.

5.14 Conversion Policy: If a conversion policy is made available from an Insurer to a Participant, upon election of coverage under such policy, the Insurer will be the sole provider of the benefits provided by such policy. Benefits provided under a conversion policy shall not be Benefits, as defined hereunder, and shall not be an obligation of the Plan or any of the Participating Employers.

5.15 Subrogation and Recovery: The Plan (either itself or through an Insurer) shall be subrogated to all of the rights, claims, demands, actions, or recoveries (collectively referred to in this Article as “Rights of Recovery”) of the Participant against a Third Party (defined below) to the extent of any and all amounts paid or payable under the Plan, past or future, due to an injury, illness, sickness or other condition for which the Participant has, may have, or asserts, any Rights of Recovery against a Third Party. The Plan shall be subrogated to the Participant’s Rights of Recovery regardless of whether Benefits have yet been paid and whether the Participant has been fully compensated or made whole.

In the event any individual receives any recovery arising out of an injury, illness, sickness or other condition for which a Participant has or may have any Rights of Recovery against (a) any third party, (b) any liability or other insurance covering the third party or the Participant, or (c) any other responsible party (collectively known in this Article as “Third Party), the Plan shall be entitled to immediate and first reimbursement from the proceeds of any such recovery, to the full extent of Benefits paid and/or owing, regardless of whether the Participant has been fully compensated or made whole in such claims and regardless of the fault or negligence of the Participant.

The Plan’s rights of reimbursement and subrogation shall be from the first monies to be paid to or received by the individual without deductions of any type, including costs, except that attorney’s fees incurred and paid by a Participant solely for the purpose of securing a payment from a Third Party with respect to an injury, illness, sickness or other condition may reduce the amount of such payment to which the Plan is entitled; provided, however, that such reduction is negotiated with and agreed to by the Administrator or its appropriate designee.

As a condition precedent to the payment of Benefits, the Participant must execute (or secure the execution of) and deliver such instruments, and do whatever else is necessary, to execute, protect and secure the Plan’s rights hereunder. However, the Plan shall have a right to reimbursement and subrogation from any party, including but not limited to the Participant, regardless of whether the Participant executes and delivers such documents. The Participant shall do nothing to prejudice the rights of the Plan to such reimbursement and subrogation.

The Participant must promptly notify the Administrator of the possibility of obtaining any recovery for personal injury for which the Plan has provided or may be responsible for providing Benefits for the Participant. The Participant shall not enter into a settlement regarding such personal injury, however, without the prior written consent of the Administrator. The Plan may enforce its subrogation and reimbursement rights by requiring the Participant to assert a claim against any Third Party.

The Plan shall have a lien on all sums recovered in connection with the loss causing the payment of Benefits, to the extent of its own payments. The Plan shall also be entitled to recover from the Participant or Beneficiary any Benefits paid in excess of amounts actually owed under the terms of the Plan, including the right to deduct the amount of excess payment from any subsequently payable Benefits. If the Participant or any Beneficiary accepts payment from the Plan, that person does so pursuant to the provisions of the Plan.

ARTICLE VI

ADMINISTRATION AND FUNDING

6.1 Plan Administration: The general administration of the Plan shall be vested in the Plan Administrator, who shall be appointed by the Board of Directors of the Company. Each Administrative Services Provider or Insurer, with the general approval of the Company or the Plan Administrator by way of an administration agreement, Insurance Contract or other such vehicle, may also establish procedures for the filing and administration of claims under the Coverage Options for which they either provide administrative services or insure, and which procedures shall be set forth in the Plan’s Summary Plan Description or otherwise communicated to Participants. All such procedures shall be consistent with applicable federal law.

6.2 Plan Administrator Authority. The Plan Administrator shall administer the Plan in accordance with its terms and establish its policies, interpretations, practices and procedures. For the terms of the Plan not provided in the Insurance Contracts, and except as stated elsewhere in the Plan, the Plan Administrator shall have sole discretionary authority to the maximum extent allowed by applicable law, and in a non-arbitrary and non-capricious manner, to construe and interpret the terms and provisions of the Plan, to make determinations regarding issues which relate to eligibility for Benefits, to decide disputes which may arise relative to a Participant’s rights, and to decide questions of Plan interpretation and those of fact relating to the Plan (including the right to remedy possible ambiguities, inconsistencies or omissions). The Plan Administrator shall exercise such discretion as it deems necessary for the Plan to be in compliance with all applicable laws and regulations. The decisions of the Plan Administrator will be final and binding on all interested parties.

(a) While the Plan Administrator has full discretion and authority to finally grant or deny Benefits under the Plan, the Company and/or the Plan Administrator may delegate such authority by contract to an Administrative Services Provider to make binding decisions regarding claims for Benefits and the appeals of such claims. In addition, where any Benefits are provided by Insurance Contracts, the Company hereby delegates to the applicable Insurer discretionary authority to make binding decisions regarding claims for Benefits and appeals of such claims. To the extent of any such delegation, the determination of the applicable Insurer and/or Administrative Services Provider on appeal will be final and binding, and such entity shall be considered a fiduciary of the Plan when rendering such decisions.

(b) Notwithstanding anything else contained herein, the administration of the Insurance Contracts shall be vested solely in the applicable Insurer.

(c) For actions to be taken by the Company, either as the Plan Sponsor or Plan Administrator, a Board resolution shall not be required unless specifically stated herein, with a written document signed by an authorized officer (or its delegate(s)) being hereby deemed sufficient.

6.3 Plan Administrator Duties. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a) To make and enforce such rules, regulations, and procedures as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b) To enter into agreements with vendors to perform services for the Plan and/or the Company with respect to the Plan;

(c) To prepare and distribute information explaining the Plan;

(d) To obtain from the Company Participants, Participating Employers, Beneficiaries and any other person(s) such information as may be necessary for the proper administration of the Plan;

(e) To sue or cause suit to be brought in the name of the Plan; and

(f) To establish a claims procedure, including a procedure for the review of any claims made against the Plan which have been denied.

6.4 Expense. The assets of the Company or, if available, Plan assets may be used to pay the reasonable expenses incident to the administration of the Plan, including, but not limited to, the compensation of any legal counsel, advisors, or other technical or clerical assistance as may be required; and any other expenses incidental to the operation of the Plan that the Plan Administrator determines are proper. Expenses of the Plan may be prorated, as determined by the Plan Administrator, among the Company, Participating Employers and/or among one or more trusts used to fund the Plan, if any.

6.5 Reliance on Reports, Certificates and Participant Information. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by an actuary, accountant, controller, counsel, Insurer, Administrative Services Provider or any other person who is employed or engaged for such purposes. Moreover, any party with the responsibility to administer, either as a fiduciary or otherwise, the provisions of the Plan shall be entitled to rely upon information furnished by a Participant, including, but not limited to, such person’s current mailing address.

6.6 Indemnification. The Company shall indemnify and hold harmless the Plan Administrator (and each member thereof, if a committee), as well as each employee of the Company who assists the Plan Administrator, against any and all expenses and liabilities arising out of such person’s Plan administrative functions or fiduciary responsibilities, as applicable, including, but not limited to, any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such individual’s own gross negligence or willful misconduct. Such expenses to be indemnified hereunder include, but are not limited to, the amounts of any settlement, judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought. Notwithstanding the foregoing provisions of this Section, this Section shall not apply to, and the Company shall not indemnify against, any expense that was incurred without the general consent or approval of the Company, which consent or approval may be granted orally, it being understood that the Company does not consent to or approve of a violation of the terms of the Plan or any action constituting the gross negligence or willful misconduct of any employee.

6.7 Funding Policy: The Plan Administrator in its sole discretion may a funding mechanism as is necessary to carry out the purposes of that program, and consistent with the funding requirements established by the Company.

6.8 Amendment and Termination: The Company reserves the absolute and unconditional right to amend and/or terminate the Plan and any or all Benefits provided for hereunder at any time and from time to time, including, but not limited to, the right to reduce or eliminate Plan Benefits, and the right to amend prospectively or retroactively. The Plan may be amended at any time and from time to time by a written instrument signed by an officer of the Company duly authorized by the Board of Directors of the Company. Amendments to the Benefits provided hereunder may be accomplished through an amendment to the Summary Plan Description or by way of contract between the Company (or Plan Administrator) and the Insurer of the Insurance Contracts, and/or the issuance of either an amendment to the Insurance Contracts or a new Insurance Contract. Notice of a Plan amendment shall be communicated to Participants.

6.9 Effect of Amendment or Termination: If the Plan is amended or terminated, each Participant and their Beneficiaries shall have no further rights under any prior version of the amended or terminated Plan provisions, and the Plan Administrator, Administrative Services Providers, Insurers and the Participating Employers shall have no further obligations under such prior sections, except as otherwise specifically provided under the amended terms of the Plan and/or the Insurance Contracts, as applicable. However, no amendment or termination shall be made that would diminish any accrued Benefits arising from incurred but unpaid claims of Participants and/or Beneficiaries existing prior to the effective date of such amendment or termination. Furthermore, if a Participating Employer no longer participates in the Plan, such employer may still be responsible, in the sole discretion of the Plan Administrator, to fund any and all Benefits incurred by its affiliated Participants both prior to and after such termination of such employer’s participation in the Plan, as well as any reasonable expenses incurred by the Plan Administrator and the Company in accomplishing the Participating Employer’s withdrawal of participation.

6.10 Information from a Participating Employer: The Participating Employers shall supply full and timely information to the Company, the Plan Administrator, Administrative Services Providers and Insurers, as applicable, of all matters relating to the employment of its Eligible Employees, or any other information in its possession, for purposes of determining eligibility for Benefits, and such other pertinent facts as the Company, Plan Administrator, Administrative Services Providers or Insurers may require.

6.11 Effect of Oral or Written Statements: Any oral or written representations made by an employee or representative of the Company, an Administrative Services Provider, an Insurer, the Plan Administrator or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Eligible Employee, Beneficiary, Eligible Dependent, service provider, or other individual or entity, unless such representation meets the requirements of an amendment or termination of the Plan pursuant to Section 6.8 above.

ARTICLE VII

ACCESS TO PROTECTED HEALTH INFORMATION

7.1 Privacy and Security Rules. This Article shall be interpreted in accordance with the privacy and security regulations issued pursuant to HIPAA, and published at 45 CFR Parts 160 and 164 (the “Privacy and Security Rules”), as now in effect or hereafter amended. Any ambiguity contained in this Article shall be interpreted in a manner which allows the Plan and the Company to comply with the Privacy and Security Rules.

(a) The Plan may disclose protected health information (“PHI”), as that term is defined in the Privacy and Security Rules to the Company (identified hereafter in this Article as the “Plan Sponsor” of the Plan), subject to the restrictions contained in this Article. The term “PHI” shall in all instances include the term electronic protected health care information, or “ePHI”, also as defined in the Privacy and Security Rules.

(b) The Plan shall not disclose PHI to the Plan Sponsor unless and until the Plan Sponsor has provided the Plan’s Privacy Officer with a written certification that the Plan Sponsor’s use of and access to PHI shall only be the minimum necessary to accomplish the permitted purposes, which are outlined in this Section. Furthermore, the Plan Sponsor hereby certifies that it will take adequate measures to protect against the inadvertent disclosure and improper use of PHI.

7.2 Privacy and Security Rules. The Company shall appoint a Privacy Officer for the Plan. The Privacy Officer shall be responsible for:

(a) Training employees who handle PHI to do so in a way which reasonably prevents inadvertent disclosures thereof;

(b) Establishing a complaint mechanism whereby Participants may dispute the Plan’s, business associates’ and the Company’s uses and disclosures of PHI;

(c) Overseeing the Plan’s use and disclosure of PHI for “Payment, Treatment and Health Care Operations,” as those terms are defined in the Privacy and Security Rules, and to take reasonable steps to ensure that PHI is used solely by the Plan for those reasons;

(d) Overseeing the Company’s use and disclosure of PHI to determine that such use and disclosure is consistent with the provisions stated herein and the certification provided by the Company, as the Plan Sponsor, to the Privacy Officer;

(e) If any portion of Plan Benefits are funded through Insurance Contracts, reasonably ensuring that the Insurer complies with the Privacy and Security Rules as a “covered entity”, as such is therein defined;

(f) Overseeing the work of the Plan’s security official, as provided in 45 C.F.R. §164.308(a)(2); and

(g) Establishing procedures whereby:

(i) Participants may request access and copies of the PHI maintained by the Plan, amendments to such PHI, restrictions and confidential communication methods regarding the use and/or disclosure of such PHI;

(ii) Participants may request an accounting of disclosures of PHI made by the Plan for other than Payment, Treatment and Health Care Operations in the 6-year period prior to the request for the accounting (but no further back than April 14, 2003);

(iii) The Plans may evaluate, and then approve or deny, any such requests for access, amendments, restrictions, confidential communication methods and accountings; and,

(iv) The Plans may charge for copies, summaries, multiple requests for accountings and any other work regarding the use and disclosure of PHI, consistent with the Privacy and Security Rules.

7.3 Access to PHI. In furtherance of the Privacy and Security Rules and this section, the Plan Sponsor shall:

(a) Not use or disclose PHI other than as permitted by this plan document or as required by law;

(b) Reasonably ensure that any agents or subcontractors to whom the Plan Sponsor provides PHI received from the Plan agree to the same restrictions and conditions that apply to the Plan Sponsor, including without limitation the implementation of reasonable and appropriate security measures to protect the confidentiality and integrity of ePHI;

(c) Not use or disclose PHI for employment-related actions or in connection with any other Plan which is not a Group Health Plan, unless approved to do so by the individual who is the subject of the information and/or that individual’s designated representative;

(d) Report to the Privacy Officer any use or disclosure of PHI of which Plan Sponsor becomes aware that is inconsistent with the permitted uses or disclosures of PHI, including without limitation the reporting of any security incident relating to ePHI, and reasonably act to mitigate any harmful effect which is known regarding such use, disclosure or security incident;

(e) Consider Participants’ requests to access and copy PHI in the possession of the Company, to amend such PHI, for confidential communications concerning and for restrictions on the use and disclosure of such PHI, and, upon request and to the extent mandated by applicable law, provide the Privacy Officer and Participants with an accounting of disclosures of PHI which were not made in the furtherance of treatment, payment and health care operations;

(f) Make its internal practices and records relating to the use and disclosure of PHI received from the Plan available to the Department of Health and Human Services, upon request;

(g) Implement reasonable and appropriate administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of the ePHI that Plan Sponsor creates, receives, maintains or transmits on behalf of the Plan;

(h) Ensure that the adequate separation referenced below is supported by reasonable and appropriate security measures; and

(i) If feasible, return and destroy all PHI received from the Plan that the Plan Sponsor still maintains in any form and retain no copies of such information when it is no longer needed for the purpose for which disclosure was made, except that, if such return or destruction is not feasible, the Plan Sponsor shall limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible.

7.4 Noncompliance. If the persons who have access to PHI do not comply with the provisions of this Article, the Company shall provide a mechanism for resolving issues of noncompliance including, but not limited to, employee disciplinary actions.

7.5 Separation Between Plan and Plan Sponsor. To ensure that adequate separation is established between the Plan and the Plan Sponsor as required by the Privacy and Security Rules, the following categories of employees of the Company shall have access to PHI for the following permitted uses, but only to the extent which is the minimum necessary to accomplish such permitted uses:

(a) Appropriate personnel of the Company’s Benefits Department, or a substantially similar department, shall have access to perform Plan administrative functions, as well as those functions necessary to assist the Company in its settlor functions;

(b) Appropriate personnel of the Company’s Information Technology Department, or a substantially similar department, in order to provide technical support to the Plan and the Company with regard to permitted uses and disclosures of PHI;

(c) Appropriate personnel of the Company’s Accounting and Treasury Departments, or a substantially similar department, in order to arrange for and accomplish Plan funding from the Participating Employers and assist in the accounting requirements for the Plan, the Company and the Participating Employers;

(d) Appropriate personnel of the Company’s Tax Department, or a substantially similar department, in order to comply with government reporting requirements;

(e) Appropriate personnel of the Company’s Payroll and Human Resources Departments for payroll and enrollment purposes;

(f) Appropriate personnel employed by the Company, either as employees or independent contractors, to audit the Plan for compliance with its terms;

(g) Appropriate personnel employed by the Company, either as employees or independent contractors, to provide legal services to the Plan or to the Company; and,

(h) Appropriate personnel employed by the Company as independent contractors to provide other necessary Plan administration services including, but not limited to, insurance agents to provide consulting services and obtain insurance quotes, actuaries to assess the Plan’s ongoing claims risk, data aggregation specialists in order to more efficiently determine Plan liabilities, consulting firms to design Plan Benefits, financial accounting to determine Plan costs and claims processing companies to assist the Company and/or the Plan Administrator in the processing of claims made against the Plan.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 No Guarantee of Employment. The adoption and maintenance of the provisions of this Plan shall not be deemed to constitute a contract between a Participating Employer and any Eligible Employee, or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give to any Eligible Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge an Eligible Employee at any time, to give the Company the right to require the Eligible Employee to remain in its employ, nor to interfere with any Eligible Employee’s right to terminate his employment relationship with the Company at any time.

8.2 Controlling Law. This Plan shall be construed, administered and governed in all respects under applicable federal law, and to the extent that the Plan Administrator determines federal law has been finally judged inapplicable in any particular circumstance, under the laws of the State of Texas as to such a circumstance. If any provision of this Plan shall be held by a court or government agency of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.3 Invalidity of Particular Provisions. In the event any provision of this Plan adopted hereunder shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan adopted hereunder shall be construed and enforced as if said illegal or invalid provisions had never been inserted therein.

8.4 No Vested Right to Benefits. Nothing in the Plan, or any other document describing, interpreting or relating to the Plan shall be construed to provide vested, nonforfeitable, nonterminable or nonchangeable Benefits or rights thereto. No communication, written or oral, may modify, supersede or void the written terms of the Plan unless such communication constitutes a valid amendment of the Plan adopted pursuant to the procedures described elsewhere herein.

8.5 Non-Alienation of Benefits. No Benefit payment under this Plan shall be subject in any way to alienation, sale, transfer, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void. If the Plan Administrator shall find that such an attempt has been made with respect to any payment due or to become due to any Participant, the Plan Administrator in its sole discretion may terminate or otherwise modify the interest of such Participant in such payment, and in such case shall apply the amount of such payment to or for the benefit of such Participant as the Plan Administrator may determine, and any such application shall be a complete discharge of all liability with respect to such Benefit. Notwithstanding this paragraph, a Participant may assign rights to his Benefits to a medical provider providing covered medical services.

8.6 Payments in Satisfaction of Claims. Any payment or distribution to any Participant or Beneficiary in accordance with the provisions of the Plan shall be in full satisfaction of all claims under the Plan. Furthermore, such payments will operate as a complete discharge of any liabilities of the Plan, the Plan Administrator, the Company (including any employees of the Company), any Insurers and any Administrative Services Providers. In the

event any uncertainty shall develop as to the person to whom payment of any Benefit shall be made, the payment of all or any part of those Benefits may be withheld until the dispute has been resolved to the satisfaction of the Plan Administrator or, if authority to determine the Benefits payable has been delegated to an Administrative Services Provider or Insurer, to the satisfaction of the applicable Administrative Services Provider or Insurer.

8.7 Payments Due Minor and Incompetents. If the Plan Administrator, Insurer or Administrative Services Provider, as applicable, determines that any person to whom a payment is due hereunder is a minor or is incompetent by reason of physical or mental disability, the Plan Administrator, Insurer or Administrative Services Provider, as applicable, shall have power to cause the payments becoming due to such person to be made to another for the benefit of such minor or incompetent, without the Plan Administrator, Insurer or Administrative Services Provider, as applicable, being responsible to see to the application of such payment. Furthermore, such payments will operate as a complete discharge of any liabilities of the Plan, the Plan Administrator, the Company (including any employees of the Company), any Insurers and any Administrative Services Providers.

8.8 No Guarantee of Tax Consequences. Neither the Company, the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, makes any commitment or guarantee that any amounts paid to or for the benefit of a Participant hereunder will be excludable from the Participant’s gross income for federal or state income and employment tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment hereunder is excludable from the Participant’s gross income for federal and state income and employment tax purposes, and to notify the Company if the Participant has reason to believe that any such payment is not so excludable.

8.9 Indemnification of Plan, Company and/or Participating Employers. If any Participant receives any payment hereunder that is not for a covered Benefit, such Participant, or if a dependent child, a parent of that child, shall indemnify and reimburse the Plan, Company and/or Participating Employer for any liability each may incur with regard to such payment, including but not limited to a failure to withhold federal or state income tax or social security tax from such payments.

8.10 Acceptance of Terms of Plan. As a condition of participation in the Plan, each Participant agrees on behalf of themselves and their dependents, heirs, legal representatives and assigns to be bound by the provisions of this Plan.

8.11 Evidences of Action by the Company and/or Participating Employers. Any action required by any provision of this Plan to be taken by the Company or by any Participating Employer shall be evidenced by a written document issued by an appropriate corporate officer. All interested parties may rely upon, and shall be fully protected in acting in accordance with, such written documents and/or resolutions.

8.12 Clerical Error. Any clerical error by the Company, the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, in keeping pertinent records, or a delay in making any changes, will not invalidate coverage otherwise validly in force or continue coverage validly terminated. An equitable adjustment of contributions will be made when the error or delay is discovered. If, due to a clerical error, an overpayment occurs in a Plan payment, the Plan retains a contractual right to the overpayment from the party paid or the Participant upon whose behalf the payment was made.

8.13 Limitation of Rights. Neither the establishment of the Plan nor any amendment hereto, nor the payment of any Benefits, will be construed as giving to any person any legal or equitable right against the Company, the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, or their respective officers and directors, as an Eligible Employee or otherwise, except as expressly provided herein.

8.14 Information to be Furnished. Participants shall provide the Company, the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, with whatever information as may reasonably be requested from time to time for the purpose of administering the Plan.

8.15 Statements. All coverage provided under the Plan is based on the truthfulness of statements made by Participants, either in a written enrollment form or otherwise. Coverage can be voided, and any claims erroneously paid can be recovered by the Plan, if such coverage was provided or claim paid based on any misrepresentation or fraudulent misstatement made to any employee of the Company or to the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, by or on behalf of such Participant.

8.16 Waiver or Estoppel. No term, condition or provision of the Plan shall be waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written direction of the Plan Administrator. No such waiver shall be deemed a continuing waiver unless specifically stated. Each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. No failure to enforce any provision of this Plan shall affect the right thereafter to enforce such provision, nor shall such failure affect its right to enforce any other provision of this Plan.

8.17 Legal Proceedings. No action at law or in equity shall be brought to recover on the Plan prior to the expiration of the claims and review procedures set out in the documents describing the Benefits hereto. No such legal action shall be valid if brought more than 3 years from the expiration of the time within which proof of loss is required by the Plan, or such longer period if allowed by applicable law.

8.18 Time Limitation. If any time limitation of the Plan with respect to giving notice of claim or furnishing proof of loss, or the bringing of an action at law or in equity, is less than that permitted by applicable law, such limitation is hereby extended to agree with the minimum period permitted by such law.

8.19 Unknown Whereabouts. It shall be the affirmative duty of each Participant to inform and update the Company, the Plan Administrator, the Insurer or Administrative Services Provider, as applicable, regarding the Participant’s current mailing address. If a Participant fails to perform this function, neither the Company, the Plan Administrator, an Insurer, an Administrative Services Provider or other person, as applicable, shall be responsible for any late payment or loss of Benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such individual.

8.20 Health Care Responsibilities: With regard to the Plan Benefits, all responsibility for health care decisions with respect to a Participant concerning any treatment, choice of health care provider, drug, service or supply shall rest exclusively with the Participant and/or the Participant’s treating health care provider. The Participating Employers, Plan Administrator, Administrative Services Providers and Insurers have no responsibility for any such medical decision(s) or for any act(s) or omission(s) of any physician, hospital, pharmacist, nurse, or other provider of health care goods or services. Notwithstanding anything else contained herein, the execution of a contract between the Company and/or the Plan with a PPO, an HMO, an Insurer, an Administrative Services Provider or any other similar entity shall not be considered interference in any manner with any or all Participants’ health care decisions.

8.21 Abuse of Coverage: In the event that the Company and/or the Plan Administrator makes a good faith determination, in their sole discretion, that evidence exists that a Participant is attempting to abuse Plan coverage or Benefits by attempting or aiding the filing of claims to which a person is not entitled, the Company and/or the Plan Administrator may limit or terminate the coverage or Benefits provided to said Participant to the extent it or they deems necessary to prevent such abuse, and shall be entitled to turn over all information to appropriate governmental authorities to investigate whether fraud has taken place under federal and/or state law. Any such termination or limitation of coverage or Benefits shall be effective at 11:59 p.m. on the date that the Plan Administrator mails or otherwise provides written notice of same to the Participant. Coverage or Benefits limited or terminated pursuant to this Section may be reinstated upon the Company’s or the Plan Administrator’s determination that the Participant has presented satisfactory evidence that abuse of Plan coverage or Benefits did not occur or that further attempts at such abuse are unlikely to occur. Notwithstanding the above, neither this paragraph nor any provision of this Plan shall be used in any way to discriminate against a Participant in the valid exercise of his/her rights hereunder, including, but not limited to, the election of coverage and the claiming of Benefits to which the Participant is entitled under the terms of the Plan.

8.22 Preemption of State Law: If any provision of an Insurance Contract or Summary Plan Description purports to allow a state statute or regulation to govern the administration or provision of Benefits provided by this Plan, such allowance shall be invalid unless the Plan Administrator, in its sole discretion, expressly determines otherwise. The mere acceptance of an Insurance Contract to fund, in whole or in part, Plan Benefits shall not be considered an act of the Plan Administrator to so determine.

IN WITNESS WHEREOF, the Company by signature of its duly authorized officer, hereby adopts this document, along with any appendices thereto, as the plan document for the Plan effective as of January 1, 2009.

LYONDELL CHEMICAL COMPANY

/s/ Gerald A. O’Brien
Gerald A. O’Brien
Vice President and General Counsel

APPENDIX A

SUMMARY PLAN DESCRIPTION

APPENDIX B

INSURANCE CONTRACTS